Exhibit 99.2

Appendix 4E

Preliminary Final Report

Rule 4.3A

Appendix 4E

Preliminary Final Report

1.	Company Information

Name of entity
GI Dynamics, Inc.

ABN	Year ended (“current year”)
151 239 388	31 December 2014

The previous corresponding period refers to the comparative amounts for the year ended 31 December 2013.

All values contained in this report are stated in U.S. dollars and have been rounded to the nearest thousand, unless otherwise stated.

2.	Results for Announcement to the Market

Year Ended 31 December 2014 Compared to Year Ended 31 December 2013

		Current Year 12 Months Ended 31 December 2014 $’000 USD	Prior Year 12 Months Ended 31 December 2013 $’000 USD	Amount of Increase or (Decrease) $’000 USD	Percentage Increase or (Decrease)
2.1	Revenue from ordinary activities	2,828	2,255	573	25%
	Loss from operations	(48,190)	(34,856)	13,334	38%
2.2	Loss from ordinary activities, after tax	(48,205)	(35,578)	12,627	35%
2.3	Loss attributable to members	(48,205)	(35,578)	12,627	35%

The Company does not propose to pay dividends to common stockholders at this time. As such, there is no franking or applicable record date.

We are a medical device company and developer and marketer of the EndoBarrier®, an innovative treatment for type 2 diabetes and obesity. The EndoBarrier is approved and commercially available in multiple countries outside the U.S., and we are conducting a pivotal clinical trial of the EndoBarrier, the ENDO Trial, in the U.S. for the treatment of patients who have uncontrolled type 2 diabetes and are obese. Since incorporation, we have devoted substantially all of our efforts to product commercialization, research and development,

28/02/2011	Appendix 4E Page 1

Appendix 4E

Preliminary Final Report

business planning, recruiting management and technical staff, acquiring operating assets, and raising capital. We began commercial sales of our product in 2011. Since that time, we have continued to advance our business and execute on the commercialization strategy for our lead product, EndoBarrier Therapy, to treat type 2 diabetes and obesity.

Our revenue from ordinary activities was approximately $2.8 million for the year ended 31 December 2014 as compared to approximately $2.3 million for the year ended 31 December 2013, an increase of approximately $0.5 million, or 25%. The increase in our revenue from ordinary activities was due to increases in sales volumes in Europe, South America and Asia Pacific of approximately 27%, 38% and 29%, respectively, with the Middle East having effectively flat sales from 2013 to 2014.

The increase in our revenue was offset by an approximately $1.6 million, or 64%, increase in cost of revenue resulting from a non-recurring charge of approximately $1.6 million for raw material sleeve inventory in excess of our currently anticipated commercial demand.

Our research and development expense was approximately $26.7 million for the year ended 31 December 2014 as compared to approximately $14.7 million for the prior year, an increase of approximately $12.0 million, or 82%, resulting primarily from increases in clinical expenses associated with our ENDO Trial. Our sales and marketing expense was approximately $10.0 million for the year ended 31 December 2014 as compared to approximately $11.0 million for the prior year, a decrease of approximately $1.0 million, or 9%. Sales and marketing expense decreased as we had lower expenses related to supporting our commercialization effort, as well as lower compensation related expenses. General and administrative expense was approximately $10.2 million for the year ended 31 December 2014 as compared to approximately $8.9 million for the prior year, an increase of approximately $1.3 million, or 15%. The increase in general and administrative expense was the result of higher employee related compensation and benefit charges primarily resulting from the departure of our former chief executive officer and former chief financial officer and the hiring of our new chief executive officer. These increases were partially offset by a decrease in legal fees for the year associated with the successful settlement of our lawsuit with W.L. Gore & Associates in 2013 and a reduction in consulting fees. Based on the reasons discussed above, our loss from operations increased approximately $13.3 million, or 38%, for the year ended 31 December 2014 from the prior year.

Our loss from ordinary activities, after tax, was approximately $48.2 million for the year ended 31 December 2014 as compared to approximately $35.6 million for the year ended 31 December 2013, an increase of approximately $12.6 million, or 35%, and was a result of the reasons described above, in addition to an increase in other income (expense) of approximately $0.7 million, or 108%. The increase in other income (expense) was primarily a result of both a decrease in foreign exchange loss, due for the most part to changes in the value of the Australian dollar, and the change in the market value of the warrants issued in connection with our 2011 initial public offering.

Our loss attributable to members was the same as our loss from ordinary activities, after tax, for the years ended 31 December 2014 and 2013.

28/02/2011	Appendix 4E Page 2

Appendix 4E

Preliminary Final Report

At 31 December 2014 we had approximately $51.2 million of cash and cash equivalents, a decrease of approximately $7.4 million from 31 December 2013. We raised approximately US$30.8 million, net of expenses, when we sold 13,190,253 shares of common stock (equivalent to 65,951,265 CDIs) in a private placement during the second quarter.

Net cash used in operations was approximately $38.5 million for the year ended 31 December 2014. The primary use of cash was our net loss of approximately $48.2 million and a net positive adjustment to cash flow from changes in working capital of approximately $3.2 million resulting primarily from an increase in accrued expenses associated with the clinical trial accruals and payroll related accruals, as well as net positive adjustment to cash flow from non-cash items of approximately $6.5 million, due primarily to stock-based compensation expense and increases in inventory reserves resulting from the non-recurring charge for excess inventory.

Cash used in investing activities for the year ended 31 December 2014 was approximately $0.3 million and resulted primarily from the purchase of property and equipment.

Cash provided by financing activities for the year ended 31 December 2014 was approximately $31.4 million and resulted primarily from the sale of common stock in a private placement during the second quarter.

3.	Statement of Financial Performance

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

4.	Statement of Financial Position

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

5.	Statement of Cash Flows

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

6.	Dividends per Security

We did not declare or pay any dividends on common stock (or CDIs) and we do not propose to pay any such dividends at this time.

7.	Dividend or Distribution Reinvestment Plans

Not applicable; we have no dividend or distribution reinvestment plans.

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Appendix 4E

Preliminary Final Report

8.	Statement of Retained Earnings

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

9.	Net Tangible Assets per Security

	Current Year 31 December 2014			Prior Year 31 December 2013
Net tangible assets (in $’000 USD)		50,178			62,385
Issued equity (common stock and APIC) (in $’000 USD)		250,104			214,106
Number of shares of common stock on issue at reporting date		94,801,733			80,087,717
Net tangible assets per security (common share)	$ ($	0.53 0.11 per CDI	)	$ ($	0.78 0.16 per CDI	)

10.	Acquisitions and Divestments

Not applicable; no entities were acquired or disposed during 2014.

11.	Joint Ventures

Not applicable; we are not and have not been party to any joint ventures.

12.	Other Information

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto. Please also see our other documents on file with the ASX.

13.	Foreign Entity Accounting Standards

Our financial statements are presented in accordance with accounting principles generally accepted in the United States and are denominated in U.S. dollars.

14.	Commentary on Results for 2014

Please see Section 2 above and our unaudited consolidated financial statements, with accompanying notes, which are attached hereto. We operated in one segment only in 2014.

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Appendix 4E

Preliminary Final Report

15.	Status of Audit or Review

The financial statements, including accompanying notes, attached hereto are in the process of being audited. Such audit will be finalized and the audited consolidated financial statements as of and for the 12 months ended 31 December 2014 will be filed as part of the Annual Report on Form 10-K with the U.S. Securities and Exchange Commission and the ASX on or before 31 March 2015.

16.	Audit Report (Unaudited Financials)

An audit of our financial statements is currently in process. We do not anticipate that our audited financial statements will be subject to dispute or qualification.

17.	Audit Report (Audited Financials)

Not applicable; an audit of our financial statements is still in process.

28/02/2011	Appendix 4E Page 5

Preliminary Final Report

Unaudited Financial Statements

Year ended 31 December 2014

www.gidynamics.com

US OFFICE & HEADQUARTERS: 25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301

EUROPEAN OFFICE:	De Tweeling 20-22 ‘s-Hertogenbosch 5215 MC, THE NETHERLANDS T: + 31 13 547 9300
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046

GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. and Subsidiaries

GI Dynamics, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$51,191	$58,616
Accounts receivable, net	470	660
Inventory	5,488	7,271
Prepaid expenses and other current assets	1,165	1,288

Total current assets	58,314	67,835
Property and equipment, net	1,089	1,490
Other long-term assets	97	—

Total assets	$59,500	$69,325

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$882	$1,267
Accrued expenses	7,674	4,400
Deferred revenue	412	722
Current portion of long-term debt	—	58
Other current liabilities	175	—

Total current liabilities	9,143	6,447

Deferred rent, net of current portion	166	167
Other liabilities	4	—
Warrants to purchase common stock	9	326

Commitments (Note 11)

Stockholders’ equity:
Preferred stock, $0.01 par value – 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2014 and 2013	—	—
Common stock, $0.01 par value – 130,000,000 shares authorized; 94,836,733 shares issued and 94,801,733 shares outstanding at December 31, 2014 and 80,087,717 shares issued and outstanding at December 31, 2013	948	801
Class B common stock, $0.01 par value – 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2014 and 2013	—	—
Additional paid-in capital	249,156	213,305
Accumulated deficit	(199,926)	(151,721)

Total stockholders’ equity	50,178	62,385

Total liabilities and stockholders’ equity	$59,500	$69,325

The accompanying notes are an integral part of these consolidated financial statements.

GI Dynamics, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2014	2013	2012
Revenue	$2,828	$2,255	$668
Cost of revenue	4,089	2,492	1,358

Gross loss	(1,261)	(237)	(690)

Operating expenses:
Research and development	26,654	14,676	11,469
Sales and marketing	10,023	11,011	7,886
General and administrative	10,252	8,932	10,085

Total operating expenses	46,929	34,619	29,440

Loss from operations	(48,190)	(34,856)	(30,130)

Other income (expense):
Interest income	253	366	678
Interest expense	(1)	(5)	(8)
Foreign exchange gain (loss)	(514)	(955)	1,871
Remeasurement of warrant liability	317	(32)	822

Other income (expense), net	55	(626)	3,363

Loss before income tax expense	(48,135)	(35,482)	(26,767)
Income tax expense	70	96	19

Net loss	$(48,205)	$(35,578)	$(26,786)

Basic and diluted net loss per common share	$(0.54)	$(0.53)	$(0.47)

Weighted-average number of common shares used in basic and diluted net loss per common share	89,977,549	67,676,938	57,015,561
Comprehensive loss	$(48,205)	$(35,578)	$(26,786)

The accompanying notes are an integral part of these consolidated financial statements.

GI Dynamics, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(In thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Par Value
Balance at December 31, 2011	56,192,811	$562	$154,346	$(89,357)	$65,551
Issuance of common stock upon exercise of stock options	1,168,220	12	341	—	353
Stock-based compensation expense	—	—	2,590	—	2,590
Net loss	—	—	—	(26,786)	(26,786)

Balance at December 31, 2012	57,361,031	574	157,277	$(116,143)	41,708
Issuance of common stock upon exercise of stock options	140,949	1	52	—	53
Issuance of shares upon private placement and share purchase plan, net of issuance costs of approximately $2.1 million	22,585,737	226	52,271	—	52,497
Stock-based compensation expense	—	—	3,705	—	3,705
Net loss	—	—	—	(35,578)	(35,578)

Balance at December 31, 2013	80,087,717	801	213,305	(151,721)	62,385
Issuance of common stock upon exercise of stock options	1,523,763	15	531	—	546
Issuance of shares upon private placement, net of issuance costs of approximately $1.4 million	13,190,253	132	30,650	—	30,782
Stock-based compensation expense	—	—	4,670	—	4,670
Net loss	—	—	—	(48,205)	(48,205)

Balance at December 31, 2014	94,801,733	$948	$249,156	$(199,926)	$50,178

The accompanying notes are an integral part of these consolidated financial statements.

GI Dynamics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2014	2013	2012
Operating activities
Net loss	$(48,205)	$(35,578)	$(26,786)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	656	441	267
Stock-based compensation expense	4,670	3,705	2,590
Remeasurement of warrant liability	(317)	32	(822)
Gain on sale of property and equipment	—	(1)	—
Change in inventory reserve	1,527	149	59
Changes in operating assets and liabilities:
Accounts receivable	190	(187)	(313)
Prepaid expenses and other current assets	123	(450)	327
Inventory	256	(2,061)	(1,398)
Other assets	(97)	—	—
Accounts payable	(385)	857	(1,436)
Accrued expenses	3,214	(1,296)	2,566
Deferred revenue	(310)	1	456
Deferred rent	59	236	(67)
Other liabilities	97	—	—

Net cash used in operating activities	(38,522)	(34,152)	(24,557)

Investing activities
Purchases of property and equipment	(255)	(1,230)	(460)
Proceeds from sale of property and equipment	—	1	—
Change in restricted cash	—	33	33

Net cash used in investing activities	(255)	(1,196)	(427)

Financing activities
Proceeds from exercise of stock options	628	53	353
Proceeds from issuance of shares	30,782	52,497	—
Payments on long-term debt	(58)	(67)	(40)

Net cash provided by financing activities	31,352	52,483	313

Net (decrease) increase in cash and cash equivalents	(7,425)	17,135	(24,671)
Cash and cash equivalents at beginning of period	58,616	41,481	66,152

Cash and cash equivalents at end of period	$51,191	$58,616	$41,481

Supplemental cash flow disclosures
Borrowings under long-term debt	$—	$—	$165
Cash paid for interest	$1	$5	$7
Income taxes paid	$46	$69	$5

The accompanying notes are an integral part of these consolidated financial statements.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of Business

GI Dynamics, Inc. (the “Company”) was incorporated on March 24, 2003, as a Delaware corporation, with operations based in Lexington, Massachusetts. The Company designs, develops, and markets medical devices for non-surgical approaches to treating type 2 diabetes and obesity. Since incorporation, the Company has devoted substantially all of its efforts to product commercialization, research and development, business planning, recruiting management and technical staff, acquiring operating assets, and raising capital. The Company currently operates in one reportable business segment which designs, manufactures and markets medical devices.

In 2011, the Company began commercial sales of its product, the EndoBarrier®, which is currently sold in select markets in Europe, South America, Australia and the Middle East.

In the U.S., the Company has received approval from the U.S. Food and Drug Administration “FDA”, to commence its pivotal trial, the ENDO Trial, which the Company began in 2013.

The Company is subject to a number of risks similar to other medical device companies, including, but not limited to, market acceptance of the Company’s products, development by its competitors of new technological innovations, safety and efficacy of the products in clinical trials, the regulatory approval process governing medical devices and protection of proprietary technology. In addition, the Company may require additional funding to support its long-term operations. Any such financing may or may not be similar to transactions in which it has engaged in the past and there can be no assurance that any such financing opportunities will also be available on acceptable terms, if at all.

The Company has incurred operating losses since inception and at December 31, 2014, had an accumulated deficit of approximately $199.9 million. At December 31, 2014, the Company had approximately $51.2 million in cash and cash equivalents, which it believes is sufficient to fund its operations through at least December 31, 2015.

In September 2011, the Company completed its initial public offering (“IPO”) of common stock in the form of CHESS Depositary Interests (“CDIs”) in Australia. As a result of the IPO and simultaneous private placement in the U.S., the Company raised a total of approximately $72.5 million in proceeds, net of expenses and repayment of $6.0 million of the Company’s Convertible Term Promissory Notes. Additionally, in July and August 2013, the Company sold CDIs on the Australian Securities Exchange (“ASX”) through a private placement and Share Purchase Plan (“SPP”), which raised a total of approximately $52.5 million, net of expenses. In May 2014, the Company raised an additional approximately $30.8 million, net of expenses, when it sold CDIs on the ASX through a private placement.

2. Summary of Significant Accounting Policies and Basis of Presentation

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GI Dynamics, Inc. and its wholly owned subsidiaries. All intercompany transactions and balances are eliminated in consolidation.

The functional currency of GID Europe Holding B.V., GID Europe B.V., GID Germany GmbH and GI Dynamics Australia Pty Ltd. is the U.S. dollar. Consolidated balance sheet accounts of the Company’s subsidiaries are translated into U.S. dollars using the exchange rate in effect at the consolidated balance sheet date while expenses are translated using the average exchange rate in effect during the period. Gains and losses arising from translation of the wholly owned subsidiaries’ financial statements are included in the determination of net loss.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles in the U.S. requires the Company’s management to make estimates and judgments that may affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, the Company’s management evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, inventory valuation including reserves for excess and obsolete inventory, impairment of long-lived assets, income taxes including the valuation allowance for deferred tax assets, research and development, contingencies, and stock-based compensation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. Changes in estimates are reflected in reported results in the period in which they become known.

Cash and Cash Equivalents

The Company considers all highly liquid investment instruments with an original maturity when purchased of three months or less to be cash equivalents. Investments qualifying as cash equivalents primarily consist of money market funds and have a carrying amount that approximates fair value. The amount of cash equivalents included in cash and cash equivalents was approximately $38.5 million and $45.6 million at December 31, 2014 and 2013, respectively.

At December 31, 2014 and 2013, the Company had approximately $5.9 million and $7.4 million, respectively, of cash and cash equivalents denominated in Australian dollars that is subject to foreign currency gain and loss. At December 31, 2014 and 2013, the Company had approximately $1.3 million and $1.0 million, respectively, of cash and cash equivalents denominated in euros that is subject to foreign currency gain and loss.

Investments

The Company classifies all short-term investments with an original maturity when purchased of greater than three months as held-to-maturity as the Company has the intent and ability to hold these investments to maturity. The net carrying value of securities classified as held-to-maturity is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is computed under the effective interest method and is included in interest income along with any declines in value judged to be other than temporary. The Company classifies all investments that mature in less than one year from the balance sheet date as short-term investments. Investments that mature in more than one year are classified as long-term, held-to-maturity investments within the consolidated balance sheets. The Company did not have any investments at December 31, 2014 or 2013.

To determine whether an other-than-temporary impairment exists, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and whether evidence indicating the recoverability of the cost of the investment outweighs evidence to the contrary. There were no other-than-temporary impairments for the years ended December 31, 2014, 2013 and 2012.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment, including leasehold improvements, are recorded at cost and are depreciated when placed in service using the straight-line method based on their estimated useful lives as follows:

Asset Description	Estimated Useful Life (In Years)
Laboratory and manufacturing equipment	5
Computer equipment and software	3
Office furniture and equipment	5

Included in property and equipment are certain costs of software obtained for internal use. Costs incurred during the preliminary project stage are expensed as incurred, while costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Maintenance and training costs related to software obtained for internal use are expensed as incurred.

Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining lease term. Costs for capital assets not yet placed into service have been capitalized as construction in progress and will be depreciated in accordance with the above guidelines once placed into service. Maintenance and repair costs are expensed as incurred.

Revenue Recognition

The Company generates all of its revenue from sales of its EndoBarrier to health care providers and third-party distributors who resell the product to health care providers.

The Company considers revenue to be realized or realizable and earned when all of the following criteria are met: persuasive evidence of a sales arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectibility is reasonably assured. Revenue is recognized upon passage of title and risk of loss to customers, unless a consignment arrangement exists and provided an estimate can be made for sales returns.

With respect to these criteria:

•	The evidence of an arrangement generally consists of a health care provider or distributor purchase order with the necessary approvals and acceptance by the Company.

•	Transfer of title and risk and rewards of ownership are passed to the health care provider or third-party distributor upon delivery of the products.

•	The selling prices for all sales are fixed and agreed with the health care provider or third-party distributor. Provisions for discounts and rebates to customers are established as a reduction to revenue in the same period the related sales are recorded.

•	When doubt exists about collectibility from specific customers, the Company defers revenue from sales of products to those customers until payment is received.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

In certain circumstances the Company allows customers to return expired, defective or nonconforming products for credit or replacement products. Defective or nonconforming products typically include those products that resulted in an unsuccessful implant procedure. The Company considers these transactions to be product returns and bases its estimate for sales returns upon historical trends and records the amount as a reduction to revenue upon the initial sale of the product. In the event the Company is unable to reasonably estimate future returns, it recognizes revenue when the right of return lapses. Prior to the fourth quarter of 2013, the Company did not have sufficient historical experience on which to base an estimate of returns, and therefore recognized revenue when the right of return lapsed. The Company determined this point to be when the product was implanted or otherwise consumed and payment was received from the customer, which indicated that the Company had no further obligations to the customer and that the sale was complete. As a result, starting in the fourth quarter of 2013, the Company began to recognize revenue at the time of delivery net of these return estimates. Prospectively, the Company will continue to evaluate whether it has sufficient data to determine return estimates as it enters new markets.

The Company has certain relationships in which title to delivered product passes to a buyer, but the substance of the transaction is that of a consignment arrangement. In these cases, the Company recognizes revenue when the product is implanted or otherwise consumed and payment is received from the customer, which indicates that the Company has no further obligations to the customer and that sale is complete. For these transactions, revenue recognition is deferred until the sale is complete.

At December 31, 2014 and 2013, the Company had deferred revenue of approximately $0.4 million and $0.7 million, respectively.

In addition, the Company has entered into consignment arrangements in which the Company delivers the product to the customer but retains title to the product until it is implanted or otherwise consumed. In these arrangements, the Company recognizes revenue once it receives proof of third party purchase, usually in the form of a customer purchase order.

Shipping and Handling Costs

Shipping and handling costs are included in costs of revenue.

Research and Development Costs

Research and development costs are expensed when incurred. Research and development costs include costs of all basic research activities as well as other research, engineering, and technical effort required to develop a new product or service or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses.

Patent Costs

The Company expenses as incurred all costs, including legal expenses, associated with obtaining patents until the patented technology becomes feasible. All costs incurred after the patented technology is feasible will be capitalized as an intangible asset. As of December 31, 2014, no such costs had been capitalized since inception of the Company. The Company has expensed approximately $0.5 million, $0.4 million and $0.5 million of patent costs within general and administrative expenses in the consolidated statements of comprehensive loss for the years ended December 31, 2014, 2013 and 2012, respectively.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Stock Compensation (“ASC 718”), which requires that stock-based compensation be measured and recognized as an expense in the financial statements and that such expense be measured at the grant date fair value.

For awards that vest based on service conditions, the Company uses the straight-line method to allocate compensation expense to reporting periods. The grant date fair value of options granted is calculated using the Black-Scholes option pricing model, which requires the use of subjective assumptions including volatility, expected term and the fair value of the underlying common stock, among others.

The Company periodically issues performance-based awards. For these awards, vesting will occur upon the achievement of certain milestones. When achievement of the milestone is deemed probable, the Company expenses the compensation of the respective stock award over the implicit service period.

Stock awards to non-employees are accounted for in accordance with ASC 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). The measurement date for non-employee awards is generally the date performance of services required from the non-employee is complete. For non-employee awards that vest based on service conditions, the Company expenses the value of the awards over the related service period, provided they expect the service condition to be met. The Company records the expense of services rendered by non-employees based on the estimated fair value of the stock option using the Black-Scholes option pricing model over the contractual term of the non-employee. The fair value of unvested non-employee awards are remeasured at each reporting period and expensed over the vesting term of the underlying stock options on a straight-line basis.

The stock-based compensation plans provide that grantees may have the right to exercise an option prior to vesting. Shares purchased upon the exercise of unvested options will be subject to the same vesting schedule as the underlying options, and are subject to repurchase at the original exercise price by the Company should the grantee discontinue providing services to the Company for any reason, prior to becoming fully vested in such shares.

Impairment of Long-Lived Assets

The Company regularly reviews the carrying amount of its long-lived assets to determine whether indicators of impairment may exist that warrant adjustments to carrying values or estimated useful lives. If indications of impairment exist, projected future undiscounted cash flows associated with the asset are compared to the carrying amount to determine whether the asset’s value is recoverable. If the carrying value of the asset exceeds such projected undiscounted cash flows, the asset will be written down to its estimated fair value. To date, no such impairments have been recognized.

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in equity of a company during a period from transactions and other events and circumstances, excluding transactions resulting from investments by owners and distributions to owners. The Company currently does not have any changes in equity from non-owner sources. As a result, comprehensive loss was equal to the net loss for all periods reported.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Loss Contingencies

In accordance with ASC 450, Contingencies, the Company accrues anticipated costs of settlement, damages, and losses for loss contingencies based on historical experience or to the extent specific losses are probable and estimable. Otherwise, the Company expenses these costs as incurred. If the estimate of a probable loss is a range, and no amount within the range is more likely, the Company accrues the minimum amount of the range.

Income Taxes

The Company provides for income taxes under the liability method. The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial reporting and the tax bases of assets and liabilities measured using the enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

The Company accounts for uncertain tax positions recognized in the consolidated financial statements by applying a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Guarantees

The Company has identified the guarantees described below as disclosable, in accordance with ASC 460, Guarantees.

As permitted under Delaware law, the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make is unlimited; however, the Company has directors’ and officers’ insurance coverage that should limit its exposure and enable it to recover a portion of any future amounts paid.

The Company is a party to a number of agreements entered into in the ordinary course of business that contain typical provisions that obligate the Company to indemnify the other parties to such agreements upon the occurrence of certain events. Such indemnification obligations are usually in effect from the date of execution of the applicable agreement for a period equal to the applicable statute of limitations. The aggregate maximum potential future liability of the Company under such indemnification provisions is uncertain.

The Company leases office space under several non-cancelable operating leases (Note 11). The Company has standard indemnification arrangements under these leases that require it to indemnify its landlords against all costs, expenses, fines, suits, claims, demands, liabilities, and actions directly resulting from any breach, violation, or nonperformance of any covenant or condition of the respective lease. The aggregate maximum potential future liability of the Company under such indemnification provisions is uncertain.

As of December 31, 2014 and 2013, the Company had not experienced any material losses related to these indemnification obligations, and no material claims with respect thereto were outstanding. The Company does not expect significant claims related to these indemnification obligations and, consequently, concluded that the fair value of these obligations is negligible. As a result, no related reserves have been established.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Subsequent Events

The Company evaluates events occurring after the date of its consolidated balance sheet for potential recognition or disclosure in its consolidated financial statements. There have been no subsequent events that have occurred through the date the Company issued its consolidated financial statements that require disclosure in or adjustment to its consolidated financial statements.

Reclassifications

Certain reclassifications related to the presentation of income tax expense in the consolidated statements of comprehensive loss have been made to prior year amounts to conform with current year presentation. In prior years, income tax expense was included in operating expenses as the amounts were not material.

Additionally, certain reclassifications related to the presentation of the change in deferred rent expense and the change in inventory in the consolidated statements of cash flows have been made to prior year amounts to conform with current year presentation.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the effect of recently issued standards that are not yet effective will not have a material effect on its consolidated financial position or results of operations upon adoption.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 will be effective for the Company for reporting periods beginning after December 15, 2016. Early adoption is not permitted. Management is currently evaluating the impact of the pending adoption of ASU 2014-09 on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). This new standard gives a company’s management the final responsibilities to decide whether there’s substantial doubt about the company’s ability to continue as a going concern and to provide related footnote disclosures. The standard provides guidance to management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that companies commonly provide in their footnotes. Under the new standard, management must decide whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the company’s ability to continue as a going concern within one year after the date that the financial statements are issued, or within one year after the date that the financial statements are available to be issued when applicable. This guidance is effective for annual reporting beginning after December 15, 2016, including interim periods within the year of adoption, with early application permitted. Accordingly, the standard is effective for the Company on January 1, 2017. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Net Loss per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Potential common stock equivalents are determined using the treasury stock method. For diluted net loss per share purposes, the Company excludes stock options and other stock-based awards, including shares issued as a result of option exercises but which are subject to repurchase by the Company, whose effect would be anti-dilutive from the calculation. During each of the years ended December 31, 2014, 2013 and 2012, common stock equivalents were excluded from the calculation of diluted net loss per common share, as their effect was anti-dilutive due to the net loss incurred. Therefore, basic and diluted net loss per share was the same in all periods presented.

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares outstanding as of December 31, 2014, 2013 and 2012, as they would be anti-dilutive:

	Years Ended December 31,
	2014	2013	2012
Warrants to purchase common stock	500,000	500,000	500,000
Options to purchase common stock and other stock-based awards	14,072,647	9,634,547	8,574,342

Total	14,572,647	10,134,547	9,074,342

4. Common Stock Warrants

In connection with the Company’s IPO in September 2011, the Company issued warrants in an aggregate amount of 500,000 shares of common stock at an exercise price of A$5.50 per share to the lead manager of the IPO and certain other investors. The warrants will expire on the fifth anniversary of their date of grant. The warrants may be converted on a cashless basis at the option of the holder. The Company has reserved 500,000 shares of common stock related to these warrants.

The Company accounts for the warrants under ASC 815, Derivatives and Hedging (“ASC 815”). In accordance with the guidance included in ASC 815, because the Company’s functional currency is the U.S. dollar and the exercise price of the warrants is in Australian dollars, the Company is exposed to currency exchange risk related to the warrants. As a result, the warrants are not considered indexed to the Company’s own stock, and therefore, the warrants are classified as a liability and the fair value of the warrants must be remeasured at each reporting period. At the time the warrants were issued, the Company estimated the fair value of the warrants using the Black-Scholes option pricing model. The Company remeasured the fair value of the warrants at each reporting period using current assumptions and current foreign exchange rates, with changes in value recorded as other income or expense (Note 5).

5. Fair Value of Financial Instruments

The tables below present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2014 and 2013, and indicates the fair value hierarchy of the valuation techniques the Company used to determine such fair value. In general, fair values determined by Level 1 inputs utilize observable inputs such as quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are either directly or indirectly observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs utilize unobservable data points in which there is little or no market data, requiring the Company to develop its own assumptions for the asset or liability.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Fair Value of Financial Instruments (continued)

The following tables present the assets and liabilities the Company has measured at fair value on a recurring basis (in thousands):

		Fair Value Measurements at Reporting Date Using
Description	December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Money market funds (included in cash and cash equivalents)	$38,454	$38,454	$—	$—

Total assets	$38,454	$38,454	$—	$—

Liabilities
Warrants to purchase common stock	$9	$—	$—	$9

Total liabilities	$9	$—	$—	$9

		Fair Value Measurements at Reporting Date Using
Description	December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Assets
Money market funds (included in cash and cash equivalents)	$45,560	$45,560		$—	$—

Total assets	$45,560	$45,560		$—	$—

Liabilities
Warrants to purchase common stock	$326	$—		$—	$326

Total liabilities	$326	$—	$—		$326

The assumptions used in the Black-Scholes option pricing model to determine the fair value of the common stock warrants at December 31, 2014, 2013 and 2012 were as follows:

	December 31,
	2014	2013	2012
Exercise price (A$5.50 at the then current exchange rate)	$4.51	$4.92	$5.71
Fair value of common stock	$0.98	$3.36	$2.86
Expected volatility	62.2%	48.7%	53.6%
Expected term (in years)	1.7	2.7	3.7
Risk-free interest rate	0.5%	0.7%	0.5%
Expected dividend yield	—%	—%	—%

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Fair Value of Financial Instruments (continued)

The following table rolls forward the fair value of the warrants, where fair value is determined by Level 3 inputs (in thousands):

Balance at December 31, 2012	$294
Increase in fair value of warrants upon remeasurement included in other income (expense)	32

Balance at December 31, 2013	326
Decrease in fair value of warrants upon remeasurement included in other income (expense)	(317)

Balance at December 31, 2014	$9

Cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities at December 31, 2014 and 2013 are carried at amounts that approximate fair value due to their short-term maturities and highly liquid nature of these instruments.

6. Concentrations of Credit Risk, Accounts Receivable and Related Valuation Account

Financial instruments that subject the Company to credit risk primarily consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalent balances with high quality financial institutions, and consequently, the Company believes that such funds are subject to minimal credit risk. The Company’s short-term investments potentially subject the Company to concentrations of credit risk. The Company has adopted an investment policy that limits the amounts the Company may invest in any one type of investment and requires all investments held by the Company to have a rating of not less than A, thereby reducing credit risk concentration.

Accounts receivable primarily consist of amounts due from customers, including distributors and health care providers in different countries. In light of the current economic state of many foreign countries, the Company continues to monitor the creditworthiness of its customers.

At December 31, 2014 and 2013, one distributor accounted for approximately 32% and 49%, respectively, of the Company’s accounts receivable. No other customer accounted for greater than 10% of the Company’s accounts receivable at December 31, 2014 and 2013.

The Company grants credit to customers in the normal course of business but generally does not require collateral or any other security to support its receivables. The Company makes judgments as to its ability to collect outstanding receivables and provides an allowance for receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices and the overall quality and age of those invoices not individually reviewed. To date, the Company has not had any write-offs of bad debt; however, as of December 31, 2014, the Company had approximately $41,000 of accounts receivable where collection is deemed to be doubtful, and as such, the Company has established an allowance for doubtful accounts. There was no corresponding allowance for doubtful accounts as of December 31, 2013.

In certain circumstances the Company allows customers to return defective or nonconforming products for credit or replacement products. Defective or nonconforming products typically include those products that resulted in an unsuccessful implant procedure. The Company records an estimate for product returns based upon historical trends. The associated reserve for product returns is recorded as a reduction of the Company’s accounts receivable.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Concentrations of Credit Risk, Accounts Receivable and Related Valuation Account (continued)

The following table shows the components of the Company’s accounts receivable at December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013
Accounts receivable	$555	$688
Less: allowance for doubtful accounts	(41)	—
Less: allowance for sales returns	(44)	(28)

Total	$470	$660

7. Inventory

The Company states inventory at the lower of first-in, first-out cost or market. The Company records a provision for excess, expired, and obsolete inventory based primarily on estimates of forecasted revenues. A significant change in the timing or level of demand for products as compared to forecasted amounts may result in recording additional provisions for excess, expired, and obsolete inventory in the future. When capitalizing inventory, the Company considers factors such as status of regulatory approval, alternative use of inventory, and anticipated commercial use of the product.

The determination of obsolete or excess inventory requires the Company to estimate the future demand for its products within appropriate time horizons. The estimated future demand is compared to inventory levels to determine the amount, if any, of obsolete and excess inventory. The demand forecast includes the Company’s estimates of market growth and various internal estimates, and is based on assumptions that are consistent with the plans and estimates the Company is using to manage its underlying business and short-term manufacturing plans. Forecasting demand for the EndoBarrier in a market in which there are few, if any, comparable approved devices and for which reimbursement from third-party payors is limited has been difficult. To the extent the Company’s demand forecast is less than its inventory on-hand, the Company could be required to record reserves for excess inventory.

During the year the Company performed its excess and obsolete inventory analysis and due to the uncertainty around the timing of third-party payor reimbursement decisions, as well as uncertainty around regulatory approval in certain new markets, the Company determined that its raw material sleeve inventory was in excess of its currently anticipated commercial demand. As a result, for the year ended December 31, 2014, the Company established a reserve for excess inventory of approximately $1.6 million.

Inventory at December 31, 2014 and 2013 was as follows (in thousands):

	December 31,
	2014	2013
Finished goods	$733	$1,010
Work-in-process	2,401	1,208
Raw materials	2,354	5,053

Total	$5,488	$7,271

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Inventory (continued)

The Company has entered into consignment arrangements in which the Company delivers product to the customer but retains title to the product until it is implanted or otherwise consumed. At December 31, 2014, approximately 4% of the finished goods inventory was at customer locations pursuant to these arrangements. At December 31, 2013, an immaterial amount of the finished goods inventory was at customer locations pursuant to consignment arrangements.

8. Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,
	2014	2013
Laboratory and manufacturing equipment	$545	$387
Computer equipment and software	1,125	1,032
Office furniture and equipment	221	270
Construction in process	48	95
Leasehold improvements	921	921

	2,860	2,705
Less accumulated depreciation and amortization	(1,771)	(1,215)

Total	$1,089	$1,490

Depreciation and amortization expense of property and equipment was approximately $0.7 million, $0.4 million and $0.3 million for the years ended December 31, 2014, 2013, and 2012, respectively.

9. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2014	2013
Clinical trials	$3,906	$1,526
Payroll and related liabilities	2,629	1,576
Professional fees	634	630
Deferred rent, current portion	151	91
Other	354	577

Total	$7,674	$4,400

Included in payroll and related liabilities at December 31, 2014 is a total of approximately $1.3 million of separation expenses which will be paid out through March 2016.

10. Debt

In January 2012, the Company entered into an unsecured credit facility of approximately $0.2 million related to the Company’s acquisition of its enterprise resource planning system. The credit facility was fully repaid in August 2014. Prior to its repayment, interest on the borrowings under the credit facility was at an annual interest rate of 5.6%.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Commitments and Contingencies

Lease Commitments

In June 2013, the Company entered into a noncancelable agreement to sublease 33,339 square feet of office, laboratory and manufacturing space in Lexington, Massachusetts. The sublease commenced in June 2013 and expires in December 2016, subject to earlier termination under certain conditions. Base rent during the initial rent period is approximately $0.6 million per year and increases annually by approximately $17,000. The space was delivered to the Company in June 2013 and rent payments commenced in May 2014. The rent expense, inclusive of the escalating rent payments and free rent period, is recognized on a straight-line basis over the term of the sublease agreement. In accordance with the terms of the sublease agreement, the Company maintains an unsecured letter of credit of approximately $0.2 million securing its obligations under the sublease agreement.

In March 2012, the Company’s subsidiary, GID Germany GmbH, entered into a noncancelable operating lease for office space in Dusseldorf, Germany. The lease was renewed in September 2013 and again in January 2015 and was extended through April 2016. The agreement was extended under substantially the same terms as the original agreement and is subject to earlier termination based on certain terms and conditions. The rent expense, inclusive of the free rent periods, is recognized on a straight-line basis over the term of the current lease agreement.

In July 2013, the Company’s subsidiary, GI Dynamics Australia Pty Ltd, entered into a noncancelable operating lease for office space in Baulkham Hills, Australia. The initial term of the lease was for twelve months, which expired in July 2014. The Company exercised its option to renew the lease and extended the term through July 2015, subject to earlier termination under certain conditions.

Rent expense on noncancelable operating leases was approximately $0.5 million, $0.6 million and $0.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Future minimum lease payments under noncancelable operating leases at December 31, 2014, are as follows (in thousands):

Year Ending December 31,
2015	616
2016	611

Total	$1,227

License Agreement

In 2003, the Company entered into a license agreement (“License Agreement”) for certain intellectual property. The License Agreement required the Company to pay $75,000 at execution, make payments of $12,500 in 2004, and $25,000 each year thereafter, until the date of first commercial sale of the product, as defined in the License Agreement. In 2011, the Company began commercial sales of the product as defined in the License Agreement and as a result ceased making the yearly payments. The royalty obligation begins with U.S. commercial sales of products as defined in the License Agreement, if any. The royalty percentage may vary on products covered by the License Agreement, but in any case, the royalties are not considered significant. The Company will cease paying royalties, if any, at the time the patent covered by the License Agreement expires in 2017.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Commitments and Contingencies (continued)

Supply Agreement

In July 2013, the Company and W.L. Gore & Associates, Inc. (“Gore”) agreed to terminate their supply agreement (“Supply Agreement”). The Supply Agreement, entered into in 2004, was for the supply of a material used to manufacture the sleeve used in the Company’s products.

Litigation

On January 9, 2013, the Company reached a settlement of litigation brought by Gore in the United States District Court for the District of Arizona in June 2010. In the litigation, Gore sought essentially the following declarations: (1) that it was the co-owner of all of the Company’s patents and patent applications and (2) that the Supply Agreement (discussed above) was void. The Company strongly denied all of the claims made by Gore and also filed counterclaims against Gore alleging, among other claims, misuse and misappropriation by Gore of the Company’s trade secrets. The Company also sought declarations that Gore was not the co-inventor or co-owner of any of the Company’s patents.

Under the settlement, the Company retains exclusive ownership and control of its patent portfolio, and both parties have dismissed all claims against each other. The dismissed claims included Gore’s claim that the Supply Agreement was void. The Company granted to Gore, a non-exclusive, royalty-free license to use the Company’s patents, but only for application in the vasculature. Gore is not licensed to use the Company’s patents for any applications in the gastrointestinal tract, which is the area of the body in which the Company’s products are designed to be used. Neither side made any cash payments to the other, nor will any royalties be due.

12. Stockholders’ Equity

The authorized capital stock of the Company consists of 145,000,000 shares, of which 130,000,000 shares are designated as common stock, 10,000,000 shares are designated as Class B common stock, and 5,000,000 shares are designated as preferred stock.

Common Stock

In September 2011, in conjunction with the Company’s IPO, the Company amended its certificate of incorporation to authorize it to issue up to 130,000,000 shares of common stock, 10,000,000 shares of Class B common stock and 5,000,000 shares of preferred stock.

The Company authorized Class B common stock in order meet the Listing Rules of the ASX so far as they apply to escrowed securities. In the event that holders of common stock, who are subject to ASX-imposed escrow, breach the terms of their escrow agreement or the Listing Rules as they apply to escrowed securities, their common stock will be automatically converted into Class B common stock until the earlier to occur of the expiration of the escrow period or the breach being rectified. The Class B common stock is identical to and ranks equally with the common stock except that Class B common stock has no voting rights and is not entitled to any dividends.

In July and August 2013, the Company sold approximately 108.5 million CDIs at an issue price of A$0.53 per CDI in a private placement. In conjunction with the private placement, the Company initiated an SPP, in which eligible shareholders who held CDIs or shares of common stock in the Company at the record date were entitled to acquire up to A$15,000 worth of additional CDIs at an issue price of A$0.53 per CDI. The Company sold approximately 4.4 million CDIs in the SPP. As a result of the private placement and SPP, the Company raised approximately $52.5 million, net of expenses.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Stockholders’ Equity (continued)

In May 2014, the Company raised approximately $30.8 million, net of expenses, in an offering of the Company’s CDIs to sophisticated, professional and accredited investors in Australia, Hong Kong, the United Kingdom and certain other jurisdictions. The Company sold approximately 66.0 million CDI’s at an issue price of A$0.52 per CDI. The Company intends to use these proceeds to fund its U.S. pivotal clinical trial and for general working capital purposes.

13. Stock Plans

The Company has two stock-based compensation plans. The Board of Directors adopted the 2003 Omnibus Stock Plan (the “2003 Plan”), which provides for the grant of qualified incentive stock options and nonqualified stock options or other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase up to an aggregate of 9,220,861 shares of the Company’s common stock.

In August 2011, the Board of Directors adopted the 2011 Employee, Director and Consultant Equity Incentive Plan (the “2011 Plan”, together with the 2003 Plan, the “Plans”) as the successor to the 2003 Plan. Under the 2011 Plan, the Company may grant incentive stock options, nonqualified stock options, restricted and unrestricted stock awards and other stock-based awards. The Company had initially reserved 4,500,000 shares of its common stock for issue under the 2011 Plan. Awards that are returned to the Company’s 2003 Plan as a result of their forfeiture, expiration or cancellation without delivery of common stock shares or that result in the forfeiture of shares back to the Company on or after August 1, 2011, the date the 2011 Plan became effective, are automatically made available for issuance under the 2011 Plan. At August 1, 2011, 802,350 shares available for grant under the 2003 Plan were transferred to the 2011 Plan. At December 31, 2014, 1,983,802 shares were available for grant under the 2011 Plan.

In addition, the 2011 Plan allows for an annual increase in the number of shares available for issue under the 2011 Plan commencing on the first day of each fiscal year during the period beginning in fiscal year 2012 and ending in fiscal year 2020. The annual increase in the number of shares shall be equal to the lowest of:

•	5 million shares;

•	4% of the number of common shares outstanding as of such date; and

•	an amount determined by the Board of Directors or the Company’s compensation committee.

Accordingly, during 2014 3,203,509 shares were added to the 2011 Plan.

Stock-Based Compensation

Stock-based compensation is reflected in the consolidated statements of comprehensive loss as follows for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Years Ended December 31,
	2014	2013	2012
Cost of revenue	$126	$69	$58
Research and development	1,179	679	534
Sales and marketing	1,367	1,364	1,052
General and administrative	1,998	1,593	946

	$4,670	$3,705	$2,590

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Stock Plans (continued)

The stock options granted under the Plans generally vest over a four-year period and expire ten years from the date of grant. From time to time, the Company grants stock options to purchase common stock subject to performance-based milestones. The vesting of these stock options will occur upon the achievement of certain milestones. When achievement of the milestone is deemed probable, the Company expenses the compensation of the respective stock option over the implicit service period. At December 31, 2014, the Company had options for the purchase of 200,000 shares of common stock subject to performance-based milestone vesting. During the year ended December 31, 2014, the Company did not recognize any expense associated with options subject to performance-based milestones as the vesting of the underlying awards was not deemed probable. During the year ended December 31, 2013, an option granted in 2007, for the purchase of 130,000 shares of common stock, originally associated with a performance-based milestone, was modified by the Board of Directors to fully vest based upon services provided. The Company recorded approximately $0.4 million of expense associated with the modification and vesting of this option grant. No expense associated with performance-based milestone options was recognized during the year ended December 31, 2012.

Due to the absence of an active market for the Company’s common stock, prior to the Company’s IPO in September 2011, the Board of Directors was required to determine the fair value of the common stock for consideration in setting exercise prices for the options granted and in valuing the options granted. In determining the exercise prices for options granted, the Company’s Board of Directors considered both quantitative and qualitative factors including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current research and management team, achievement of enterprise milestones, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including convertible preferred stock), the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others.

In calculating stock-based compensation costs, the Company estimated the fair value of stock options using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of short-lived, exchange-traded options that have no vesting restrictions and are fully transferable. The Company estimates the number of awards that will be forfeited in calculating compensation costs. Such costs are then recognized over the requisite service period of the awards on a straight-line basis.

Determining the fair value of stock-based awards using the Black-Scholes option-pricing model requires the use of highly subjective assumptions, including the expected term of the award and expected stock price volatility. The weighted-average assumptions used to estimate the fair value of employee stock options using the Black-Scholes option-pricing model were as follows for the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
Expected volatility	61.6%	64.8%	64.2%
Expected term (in years)	6.05	6.05	6.05
Risk-free interest rate	2.1%	1.1%	1.0%
Expected dividend yield	—%	—%	—%

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Stock Plans (continued)

Expected Volatility

Volatility measures the amount that a stock price has fluctuated or is expected to fluctuate during a period. As the Company was not publicly traded prior to September 2011 and therefore had no trading history, stock price volatility was estimated based on an analysis of historical and implied volatility of comparable public companies.

Expected Term

The Company has limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. As a result, for stock option grants made during the years ended December 31, 2014, 2013 and 2012, the expected term was estimated using the “simplified method.” The simplified method is based on the average of the contractual term of the option and the weighted-average vesting period of the option. For options granted to non-employees, the Company used the remaining contractual life to estimate the expected term of non-employee awards for the years ended December 31, 2014, 2013 and 2012.

Risk-Free Interest Rate

The risk-free interest rate used for each grant is based on a zero-coupon U.S. Treasury instrument with a remaining term similar to the expected term of the stock-based award.

Expected Dividend Yield

The Company has not paid and does not anticipate paying cash dividends on its shares of common stock in the foreseeable future; therefore, the expected dividend yield is assumed to be zero.

Forfeitures

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from the Company’s estimates. Subsequent changes in estimated forfeitures are recognized through a cumulative adjustment in the period of change and will also impact the amount of stock-based compensation expense in future periods. The Company uses historical data to estimate forfeiture rates. The Company’s estimated forfeiture rates were 5.0%, 2.0% and 2.0% as of December 31, 2014, 2013 and 2012, respectively.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Stock Plans (continued)

Stock Options

The following table summarizes share-based activity under the Company’s stock option plans:

	Shares of Common Stock Attributable to Options	Weighted- Average Exercise Price	Weighted- Average Contractual Life	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding at December 31, 2013	9,634,547	$2.59	6.66	$13,319
Granted	6,222,589	$2.66
Exercised	(1,558,763)	$0.40
Cancelled	(2,283,166)	$4.00

Outstanding at December 31, 2014	12,015,207	$2.64	6.41	$1,406

Vested or expected to vest at December 31, 2014	11,161,039	$2.58	6.62	$1,405

Exercisable at December 31, 2014	5,323,391	$2.33	3.90	$1,401

As of December 31, 2014, there was approximately $8.9 million of unrecognized stock-based compensation, net of estimated forfeitures, related to unvested stock option grants having service-based vesting under the Plans which is expected to be recognized over a weighted-average period of 3.0 years. Additionally, there was approximately $0.4 million of unrecognized stock-based compensation, net of estimated forfeitures, related to stock option grants having performance-based milestone vesting. The total unrecognized stock-based compensation cost will be adjusted for future changes in estimated forfeitures.

The weighted-average grant date fair value of options granted during the years ended December 31, 2014, 2013 and 2012 was $1.52, $1.90 and $2.64, respectively. The total intrinsic value of options exercised during the years ended December 31, 2014, 2013 and 2012 was approximately $4.4 million, $0.5 million and $5.5 million, respectively. The intrinsic value represents the difference between the fair value of the Company’s common stock on the date of exercise and the exercise price of the stock option. Cash received from option exercises during the years ended December 31, 2014, 2013 and 2012 was approximately $0.6 million, $53,000 and $0.4 million, respectively. No tax benefits were realized from options and other stock-based payment arrangements during these periods.

The stock-based compensation plans provide that grantees may have the right to exercise an option prior to vesting. Shares purchased upon the exercise of unvested options will be subject to the same vesting schedule as the underlying options, and are subject to repurchase at the original exercise price by the Company should the grantee discontinue providing services to the Company for any reason, prior to becoming fully vested in such shares. At December 31, 2014, there were 35,000 shares of common stock issued pursuant to the exercise of unvested options that remain unvested and subject to repurchase by the Company. The exercise of these shares is not substantive and as a result, the cash paid for the exercise price is considered a deposit or prepayment of the exercise price and is recorded as a liability. Additionally, while the shares of common stock subject to repurchase are included in the legally issued shares, they are excluded from the calculation of outstanding shares. At December 31, 2013, there were no shares of common stock subject to repurchase by the Company.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Stock Plans (continued)

Restricted Stock Units

Each restricted stock unit (“RSU”) represents a contingent right to receive one share of the Company’s common stock. RSUs generally vest on a pro-rata basis on each anniversary of the issuance date over four years or vest in equal parts upon the achievement of a product revenue milestone and a regulatory milestone. There is no consideration payable on the vesting of RSUs issued under the plans. Upon vesting, the RSUs are exercised automatically and settled in shares of the Company’s common stock. During the year ended December 31, 2014, the Company awarded a total of 2,095,720 RSUs to employees of the Company.

The following table summarizes information related to the RSUs and activity during the year ended December 31, 2014:

	Number of Units	Weighted- Average Contractual Life	Aggregate Intrinsic Value
		(in years)	(in thousands)
Outstanding at December 31, 2013	—	—	$—
Granted	2,095,720
Vested/Exercised	—
Cancelled	(38,280)

Outstanding at December 31, 2014	2,057,440	5.43	$2,016

The aggregate intrinsic value at December 31, 2014 noted in the table above represents the closing price of the Company’s common stock multiplied by the number of RSUs outstanding.

The fair value of each RSU award equals the closing price of the Company’s common stock on the date of grant. The weighted average grant date fair value per share of RSUs granted in the year ended December 31, 2014 was $2.26.

At December 31, 2014, 1,221,991 of the RSUs outstanding are subject to performance-based vesting criteria as described above. For these awards, the vesting will occur upon the achievement of a certain product revenue milestone and a certain regulatory milestone. When achievement of the milestone is deemed probable, the Company expenses the compensation of the respective stock award over the implicit service period. During the year ended December 31, 2014, stock compensation expense associated with RSUs was approximately $0.5 million, of which approximately $0.4 million is related to performance-based awards having milestones deemed probable of achievement and approximately $0.1 million is related to RSUs having service-based vesting.

As of December 31, 2014, there was approximately $2.5 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to non-vested RSU awards that have service-based vesting or have performance-based vesting criteria that are considered probable of achievement. This expense is expected to be recognized over a weighted average period of 2.5 years. The Company also has unrecognized stock-based compensation expense of approximately $1.3 million, net of estimated forfeitures, related to RSUs with performance-based vesting criteria that are not considered probable of achievement as of December 31, 2014; therefore the Company has not yet begun to recognize the expense on these awards.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Stock Plans (continued)

Non-employee awards

The Company accounts for non-employee awards in accordance with ASC 505-50. Stock-based compensation expense related to stock options granted to non-employees is recognized as services are rendered, generally on a straight-line basis. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services rendered. The fair value of the stock options granted is remeasured at each reporting date using the Black-Scholes option pricing model as prescribed by ASC 718. During the year ended December 31, 2013, the Company granted options to purchase 300,000 shares of common stock to non-employees with an aggregate fair value of approximately $0.6 million. During the years ended December 31, 2014 and 2012, the Company did not grant any options for shares of common stock to non-employees.

During the years ended December 31, 2014 and 2013, the Company modified the terms of stock awards previously granted to certain employees upon their change in status from employee to non-employee. The modifications included an extension of the exercise period after the status change with respect to certain of the awards and the extension of the vesting of certain options through the end of the respective expected service to the Company. These modifications resulted in increases in stock-based compensation of an immaterial amount in the year ended December 31, 2014 and a reduction of approximately $0.2 million in the year ended December 31, 2013. The Company accounted for the modifications of stock awards in accordance with the provisions of ASC 718. Stock awards that are modified and continue to vest when an employee has a change in employment status are subject to periodic revaluation over their vesting terms.

The Company has recorded non-employee stock-based compensation expense in accordance with ASC 505-50 of approximately $0.2 million, $0.1 million and $0.2 million during the years ended December 31, 2014, 2013 and 2012, respectively, which is included in the total stock-based compensation expense.

14. Segment Reporting

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company’s chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company has one reportable segment which designs, develops, manufactures and markets medical devices for non-surgical approaches to treating type 2 diabetes and obesity.

Geographic Reporting

All the Company’s revenue is attributable to customers outside the U.S. The Company is dependent on favorable economic and regulatory environments for its products. Products are sold to customers located in Europe, the Middle East, Australia and South America and sales are attributed to a country or region based on the location of the customer to whom the products are sold.

At December 31, 2014, long-lived assets, comprised of property and equipment, of approximately $1.1 million are primarily held in the U.S. Total long-lived assets held outside of the U.S. represent less than 1% of total long-lived assets.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Segment Reporting (continued)

Product sales by geographic location for the years ended December 31, 2014, 2013 and 2012 are listed in the table below (in thousands).

	December 31,
	2014	2013	2012
Europe	$1,687	$1,333	$463
Middle East	247	255	13
South America	466	337	192
Asia Pacific	428	330	—

Total	$2,828	$2,255	$668

Germany, Chile and Australia comprised a significant component of revenue in their respective regions for the year ended December 31, 2014. Germany, Netherlands, Chile and Australia comprised a significant component of revenue in their respective regions for the year ended December 31, 2013. Germany, Netherlands and Chile comprised a significant component of revenue in their respective regions for the year ended December 31, 2012.

Major Customers

For the year ended December 31, 2014, one distributor accounted for approximately 16% of the Company’s revenue. For the year ended December 31, 2013, one distributor accounted for approximately 15% of the Company’s revenue and one health care provider accounted for approximately 13% of the Company’s revenue. For the year ended December 31, 2012 one health care provider and one distributor each accounted for approximately 29% of the Company’s revenue. No other customer accounted for greater than 10% of the Company’s revenue during the years ended December 31, 2014, 2013 and 2012.

15. Retirement Plans

The Company has a 401(k) retirement and savings plan (“401(k) Plan”) covering all qualified U.S. employees. The 401(k) Plan is a defined contribution plan and allows each participant to contribute up to 100% of the participant’s base wages up to an amount not to exceed an annual statutory maximum. The Company has made discretionary contributions to the 401(k) Plan and recorded expenses of approximately $0.3 million, $0.2 million and $0.2 million for the years ended December 31, 2014, 2013 and 2012, respectively.

16. Income Taxes

Loss before provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2014	2013	2012
Domestic	$(48,298)	$(35,599)	$(26,800)
Foreign	163	117	33

Total	$(48,135)	$(35,482)	$(26,767)

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16. Income Taxes (continued)

The provision for income taxes in the accompanying consolidated statements of comprehensive loss consisted of the following (in thousands):

	Years Ended December 31,
	2014	2013	2012
Current Provision:
Federal	$—	$—	$—
State	3	39	—
Foreign	90	57	19

Total	93	96	19

Deferred Provision:
Federal	—	—	—
State	—	—	—
Foreign	(23)	—	—

Total	(23)	—	—

Total provision	$70	$96	$19

A reconciliation of income taxes from operations computed using the U.S. federal statutory rate of 34% to that reflected in operations follows (in thousands):

	Years Ended December 31,
	2014	2013	2012
Income tax benefit using U.S. federal statutory rate	$(16,366)	$(12,064)	$(9,102)
Permanent differences	(60)	40	(252)
State income taxes, net of federal benefit	(2,254)	(1,612)	(1,120)
Stock compensation	900	645	408
Tax credits	(626)	(306)	(75)
Foreign tax rate differential	(11)	(11)	(3)
Change in the valuation allowance	18,500	13,841	10,083
Other	(13)	(437)	80

Total	$70	$96	$19

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16. Income Taxes (continued)

Components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2014	2013
Deferred tax assets:
Net operating loss carryforwards	$60,092	$43,167
Research and development credit carryforwards	3,179	2,553
Capitalized research and development costs	3,140	4,168
Capitalized start-up expenses	5,621	6,137
Depreciation and other	6,854	4,339

Total deferred tax assets	78,886	60,364
Valuation allowance	(78,863)	(60,364)

Net deferred tax asset	$23	$—

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of the Company’s deferred tax assets and determined that it is more likely than not that the Company will not recognize the benefits of the deferred tax assets related to the U.S. As a result, a valuation allowance of approximately $78.9 million and $60.4 million was established at December 31, 2014 and 2013, respectively. The valuation allowance increased by approximately $18.5 million during the year ended December 31, 2014, primarily due to the increase in the Company’s net operating loss carryforwards.

At December 31, 2014, the Company had federal and state net operating loss carryforwards (excluding ASC 718 additional paid-in capital net operating losses) of approximately $154.3 million and $144.7 million, respectively. These operating loss carryforwards will expire at various times beginning in 2025 through 2034 for federal purposes and begin to expire in 2030 and will continue to expire through 2034 for state purposes. The Company has also recorded $4.6 million as a reduction to net operating losses carryforward that is attributable to excess stock option deductions as of December 31, 2014.

In addition, at December 31, 2014, the Company also has federal and state research and development tax credit carryforwards (excluding ASC 740, Income Taxes (“ASC 740”), reserve) of approximately $3.1 million and $1.8 million, respectively, to offset future income taxes. These tax credit carryforwards will expire at various times beginning in 2024 through 2034 for federal purposes and will expire at various times beginning in 2019 through 2029 for state purposes.

Utilization of net operating loss carryforwards and research and development credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future in accordance with Section 382 of the Internal Revenue Code of 1986 (“IRC Section 382”) and with Section 383 of the Internal Revenue Code of 1986, as well as similar state provisions. These ownership changes may limit the amount of net operating loss carryforwards and research and development credit carryforwards that can be utilized annually to offset future taxable income and taxes, respectively. In general, an ownership change, as defined by IRC Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. The Company has completed several financings since its inception, which may have resulted in a change in control as defined by IRC Section 382 or could result in a change in

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16. Income Taxes (continued)

control in the future. As of December 31, 2014, the Company has not, as yet, conducted an IRC Section 382 study, which could impact its ability to utilize net operating loss and tax credit carryforwards annually in the future to offset the Company’s taxable income, if any.

The Company applies ASC 740, which provides guidance on the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. As a result of the implementation of the new guidance, the Company recognized an immaterial adjustment for unrecognized income tax liability related to research and development credits. At December 31, 2014 and 2013, the Company had unrecognized tax liabilities of approximately $1.3 million and $1.0 million, respectively. Because the Company has a full valuation allowance against its U.S. deferred tax assets, there was no consolidated financial statement impact of the implementation of ASC 740.

The following is a rollforward of the Company’s unrecognized tax benefits (in thousands):

	December 31,
	2014	2013
Unrecognized tax benefit – as of the beginning of the year	$1,025	$777
Gross increases – tax positions of the prior periods	—	—
Gross increases – current period tax positions	227	248

Unrecognized tax benefits – as of the end of the year	$1,252	$1,025

The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2014 and 2013, the Company had no accrued interest or penalties related to uncertain tax positions, and no amounts have been recognized in the Company’s consolidated statements of comprehensive loss.

The statute of limitations for assessment by the Internal Revenue Service (“IRS”) and state tax authorities is open for tax years ended December 31, 2014, 2013, 2012, and 2011, although carryforward attributes that were generated prior to tax year 2011 may still be adjusted upon examination by the IRS or state tax authorities if they either have been or will be used in a future period. The statute of limitations for assessment by foreign tax authorities is open for tax years ended December 31, 2014, 2013, 2012 and 2011. There are currently no federal or state audits in progress.

The Company has not, as yet, completed a study of its research and development credit carryforwards. Once completed, this study may result in an adjustment to the Company’s research and development credit carryforwards. A full valuation allowance has been provided against the Company’s research and development credits, and if an adjustment is required at the time the study is completed, this adjustment would be offset by an adjustment to the deferred tax asset established for the research and development credit carryforward and the valuation allowance.

GI Dynamics, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Selected Quarterly Financial Information

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
2014
Revenue	$906	$840	$609	$473	$2,828
Gross profit (loss)	3	290	216	(1,770)	(1,261)
Loss from operations	(10,094)	(12,641)	(11,699)	(13,756)	(48,190)
Net loss	(9,681)	(12,300)	(12,130)	(14,094)	(48,205)
Basic and diluted net loss per common share	$(0.12)	$(0.14)	$(0.13)	$(0.15)	$(0.54)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
2013
Revenue	$356	$346	$493	$1,060	$2,255
Gross profit (loss)	(259)	(115)	61	76	(237)
Loss from operations	(8,755)	(8,557)	(8,543)	(9,001)	(34,856)
Net loss	(8,714)	(9,626)	(8,127)	(9,111)	(35,578)
Basic and diluted net loss per common share	$(0.15)	$(0.17)	$(0.11)	$(0.10)	$(0.53)